Exhibit 19

Aramark
Securities Trading Policy

Set forth below is the policy of Aramark and its subsidiaries regarding securities trading. This securities trading policy applies to all employees and directors of Aramark and its subsidiaries and is subject to change without prior notification. Please note that this securities trading policy supplements the restrictions set forth in the Business Conduct Policy of Aramark and the other policies of Aramark. In addition, Section 3 of this securities trading policy applies to Aramark and its subsidiaries when such entities engage in transactions in Aramark securities.
Any violation of this securities trading policy may result in immediate dismissal and may subject the individual involved to both civil and criminal penalties. This is an extremely important matter, and we urge you to read the following with care.
The trading restrictions and policies described in Section 1 below apply to Aramark’s directors and all of Aramark’s employees, as well as their spouse, minor children and any other family members having the same home as them, as well as, unless an exception is specifically authorized by the Board of Directors, any other account for which they make or influence investment decisions, such as an account for a member of their family who consults them about investment decisions or a trust account or other account as to which they have investment authority. Aramark’s directors and executive officers and certain other designated employees from time to time are also subject to the trading restrictions and policies described in Section 2 below. Additionally, certain members of the corporate staff or certain other employees may also be required from time to time to comply with Section 2 below.
This Policy continues in effect until the opening of the first Window Period after termination of employment or other relationship with the Corporation, except that the pre-clearance requirements set forth in Section 2 continue to apply to directors and executive officers for up to six months after the termination of their status as a director or executive officer.
Section 1.  Directors and All Employees
Prohibitions Against Trading on or Tipping Non-Public Information
The federal securities laws and rules promulgated thereunder prohibit any person that is aware of material, non-public information from purchasing or selling securities and from communicating such information to any other person for such use. Material information is any information that a reasonable investor would consider important in determining whether to buy, sell or hold securities. Non-public information is information that has not been effectively disseminated to the investing public.
The sole exception to this prohibition is if the purchase or sale is made pursuant to a pre-existing written plan or arrangement complying with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and approved in advance by the Aramark Legal Department. During the period that a person is aware of material, non-public information and absent a pre-existing written plan or arrangement pursuant to Rule 10b5-1, he or she will have to forgo a proposed transaction in the securities, even though he or she may have planned to make the purchase or sale before learning of the material, non-public information and even though failure to execute the purchase or sale may result in an economic loss to, or nonrealization of anticipated profit by, the person possessing such information.
This Policy is intended to protect Aramark personnel, Board members and their families and the Corporation from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the persons listed at the end of this Policy.
It is Aramark’s policy that Aramark personnel and Board members may not purchase or sell securities issued by Aramark or any other company while aware of material, non-public information concerning Aramark or such other company (or its industry), respectively. It is also Aramark’s policy that all non-public information concerning Aramark, its clients, suppliers and competitors, which is obtained by Aramark personnel or a Board member in the course of his or her employment or Board membership at Aramark may not be communicated to any other person (including relatives, friends or business associates or in any consultant capacity and regardless of the purpose for which such communication may be made), except to the extent necessary to perform authorized work for Aramark or as otherwise specifically permitted by law, nor should such information be discussed with any person within Aramark under circumstances where it could be overheard. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information. The unauthorized disclosure of information could result in serious consequences to Aramark and such other companies, whether or not such disclosure is made for the purpose of facilitating improper trading in securities.
In addition to other circumstances in which it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about Aramark that may be made by the press, financial analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of Aramark by a designated person. Accordingly, neither Board members nor Aramark personnel should respond to such inquiries unless expressly authorized to do

so. Any such inquiries should be referred to the Vice President of Investor Relations. For further information about Aramark’s policy with respect to disclosure of material, non-public information, see the Aramark Policy on Fair Disclosure to Investors.
The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), or other similar instruments.
A determination as to whether information is material or non-public depends on all of the related facts and circumstances. Information that you should consider material includes, but is not limited to:
•     quarterly or annual results;
•     guidance on earnings estimates and changing or confirming such guidance on a later date;
•     mergers, acquisitions, tender offers, joint ventures, or changes in assets;
•     new products or discoveries;
•     developments regarding customers or suppliers, including the acquisition or loss of an important contract;
•     changes in control or in senior management;
•     changes in compensation policy;
•     change in the Corporation’s independent registered public accounting firm or notification that the Corporation may no longer rely on such firm’s report;
•     financings and other events regarding the Corporation securities (e.g., defaults on securities, calls of securities for redemption, share repurchase plans, stock splits, public or private sales of securities, changes in dividends and changes to the rights of securityholders);
•     significant write-offs;
•     significant litigation or governmental investigations;
•significant cybersecurity breaches; and
•     bankruptcy, corporate restructuring or receivership.

In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could be material. Courts often resolve close cases in favor of finding the information material. Therefore, insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s (“SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.

    For the purpose of this Policy, information is “non-public” until three criteria have been satisfied:
First, the information must have been widely disseminated. Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:

•     it has been carried in a “financial” news service such as the Dow Jones Broad Tape;
•     it has been carried in a “general” news service such as the Associated Press;
•     it has appeared in a filing with the SEC; or
•another manner compliant with Regulation FD.

Second, the information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be assimilated by the general public. As a general rule, at least 48 hours (several of which must be hours during which the New York Stock Exchange is open for trading) must elapse between the dissemination of information in a national news medium and when that information may be considered public.
Stock Options
Aramark employees may exercise stock options and hold the underlying securities, notwithstanding the foregoing prohibitions. “Broker’s cashless exercises” and option exercises where securities are traded in order to pay the exercise price or withholding may only be executed when the holder is not in possession of material, non-public information and in accordance with any applicable restrictions under Aramark’s equity plans. In general, option exercises where securities are withheld or transferred to Aramark to pay the exercise price or withholding taxes may be made at any time, subject to the applicable provisions of Aramark’s equity plans.
Employee Stock Purchase Plan
    Aramark employees may participate in Aramark’s Employee Stock Purchase Plan in effect from time to time, including any “cashless participation feature”, notwithstanding the prohibitions described herein, provided that such participation is in accordance with the Corporation’s policies and procedures in effect at such time. Note that any sale of stock acquired through such Employee Stock Purchase Plan, other than through the “cashless participation feature” is subject to this Policy.

Prohibition on Short-Term Trading
Short-term investment activity in Aramark securities, such as trading in or writing options, warrants, puts, calls or similar instruments on the Corporation’s securities or selling such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery), arbitrage trading or “day trading,” is not appropriate under any circumstances, and accordingly is prohibited. Such activities put the personal gain of the trader in conflict with the best interests of the Corporation and its securityholders or otherwise may give the appearance of impropriety.
Hedging Transactions
Hedging arrangements include any swap, forward, option, future, collar, exchange fund or other derivative transactions or arrangements that hedge or offset, or are designed to hedge or offset, any decrease in the market value of shares of Aramark common stock, or otherwise transfer to another, in whole or in part, any of the economic consequences of ownership of any shares of Aramark common stock at the same time the director or employee holds the stock. Aramark directors and employees may not enter into any hedging transactions with respect to the Corporation’s securities.
Margin Accounts and Pledges
Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if a person purchases securities on margin or pledges them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when such person is aware of material non-public information or otherwise not permitted to trade in the Corporation’s securities. The sale, even though not initiated at the person’s request, is still a sale for such person’s benefit and may subject such person to liability under the insider trading rules if made at a time when such person is aware of material non-public information. Similar cautions apply to a bank or other loans for which a person has pledged stock as collateral. Because of these risks, employees who are not directors, executive officers or Designated Employees (as defined below) should consult with the Aramark Legal Department and their own outside legal advisor prior to engaging in any such transactions.

Section 2.  Directors, Executive Officers and Designated Employees
In addition to the policies set forth in Section 1 of this Policy, the following sets forth additional restrictions applicable to directors, executive officers and Designated Employees

General
In addition to the trading restrictions and policies which apply to all employees as outlined in Section 1 above, Aramark requires that all directors executive officers and other employees who have been advised from time to time or permanently that they may only trade in Aramark securities during window periods (“Designated Employees”) obtain prior written approval to purchase, sell, gift or otherwise acquire, transfer or dispose of Aramark securities. Approval is required not only for transactions engaged in by such persons (directly or indirectly, through Rule 10b5-1 plans or otherwise), but also for transactions engaged in by their spouse, minor children and any other family members having the same home as them, as well as, unless an exception is specifically authorized by the Board of Directors, any other account for which they make or influence investment decisions, such as an account for a member of their family who consults them about investment decisions or a trust account or other account as to which they have investment authority.
Below is additional information regarding Aramark’s securities trading approval process. Any violation of the securities trading policy or failure to comply with the approval process may result in serious civil or criminal penalties under the law.
Window Periods and Pre-Clearance Requirements
Directors, executive officers and Designated Employees may only trade, transfer and gift Aramark securities after obtaining Aramark approval (with any trades pursuant to a Rule 10b5-1 plan deemed approved upon pre-approval of the entry into such Rule 10b5-1 plan). Aramark has established four “windows” of time during the fiscal year during which requests for approval may be submitted and approved trades, transfers and gifts may be performed. Approval for trades, transfers and gifts of Aramark securities will generally be granted only during a window period and the transaction may only be performed during the window period in which the approval was granted. A window period generally begins with the second trading day on the New York Stock Exchange after the day on which Aramark makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or fiscal year, as the case may be. That same trading window closes 14 calendar days prior to the end of the then current fiscal quarter. After the close of the window period, directors, executive officers and Designated Employees may not purchase, sell, gift or otherwise acquire, transfer or dispose of any Aramark securities. After the close of a window period, requests for approval may not be submitted until the following window period.
To the extent possible, requests for approval will be processed within two business days after receipt. If approved, the transaction must be completed within 5 business days, but in no event after the expiration of the applicable window period and in no event if the person comes into possession of material, non-public information or if the pre-clearance is withdrawn. A form of “Request for Approval” is attached to this memorandum. Approval is in the sole discretion of Aramark.
The prohibition against trading on or tipping material non-public information applies even in a trading “window” described above. For example, if a material acquisition or divestiture is pending or if a forthcoming publication in the financial press may affect the relevant securities market, you may not trade Aramark securities. Aramark may also close regular window periods or fail to open regular window periods for some or all directors, executive officers and Designated Employees if any such event occurs or appears likely. All those affected shall not trade in our securities while the suspension is in effect, and shall not disclose to others that we have suspended trading for certain individuals. You should consult the persons listed at the end of this document whenever you are in doubt.
In order to assist you in complying with this Policy, the Corporation plans to deliver an e-mail (or other communication) notifying all directors, executive officers and Designated Employees when the window period has opened, when the window period is scheduled to close and to whom pre-clearance requests should be directed. The Corporation’s delivery or nondelivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Corporation’s securities in full compliance with this Policy.
Hardship Exemptions. Those subject to the window periods or a blackout pursuant to this Section 2 may request a hardship exemption for periods outside the window periods or during a blackout, as applicable, if they are not in possession of material non-public information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the General Counsel.
Stock Options
Directors, executive officers and Designated Employees may exercise and hold stock options without regard to the “windows” where the exercise price and applicable withholding tax are paid in cash. “Broker’s cashless exercises” and option exercises where securities are traded in order to pay the exercise price or withholding taxes are subject to pre-approval, must be performed during a window period and at a time when the holder is not in possession of material, non-public information, and must be in accordance with the applicable provisions of Aramark’s equity plans. In general, option exercises where securities are withheld or transferred to Aramark to pay the exercise price or withholding taxes are not subject to the foregoing prohibitions; subject to the applicable provisions of Aramark’s equity plans.
Employee Stock Purchase Plan

    Executive officers and Designated Employees may participate in Aramark’s Employee Stock Purchase Employee Stock Purchase Plan in effect from time to time, including, as permitted, any “cashless participation feature”, notwithstanding the prohibitions described herein, provided that such participation is in accordance with the Corporation’s policies and procedures in effect at such time and provided that in the case of executive officers, such participation and the election to participate and changing instructions regarding level of withholding contributions which are used to purchase stock are subject to pre-approval under this Policy. Note that any sale of stock acquired through such Employee Stock Purchase Plan, other than through the “cashless participation feature”, and changing instructions regarding level of withholding contributions which are used to purchase stock is subject to this Policy.

Margin Accounts and Pledges
Because of the heightened risks associated with pledges and margin accounts, no Aramark director, executive officer or Designated Employee, whether or not in possession of material non-public information, may purchase the Corporation’s securities on margin, or borrow against any account in which the Corporation’s securities are held, or pledge the Corporation’s securities as collateral for a loan.
Broker Requirements for Section 16 Persons
The timely reporting of transactions requires tight interface with brokers handling transactions for our directors and executive officers. In order to facilitate timely compliance by the directors and executive officers with the requirements of Section 16 of the Securities Exchange Act of 1934, directors and executive officers should instruct their brokers to comply with the following requirements:
•     Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Corporation that the transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144), and

•     To report as soon as practicable, but in any event before the opening of business on the day after the execution of the transaction to the Corporation in writing via e-mail to securitiestrading@aramark.com, the complete details (i.e., date, type of transaction, number of shares and price) of every transaction involving the Corporation’s stock, including gifts, transfers, pledges and all Rule 10b5-1 transactions.

Because it is the legal obligation of the trading person to cause this filing to be made, directors and executive officers are strongly encouraged to confirm following any transaction that the broker has immediately e-mailed the required information to the Corporation.
Section 3.  Company Transactions
From time to time, Aramark and its subsidiaries may engage in transactions in Aramark securities. It is Aramark’s policy to comply with all applicable securities laws when engaging in transactions in Aramark securities.

Section 4. Potential Criminal And Civil Liability And/Or Disciplinary Action
Individual Responsibility
Each person is individually responsible for complying with the securities laws and this Policy, regardless of whether the Corporation has prohibited trading by that person or any other persons. Trading in securities during the window periods and outside of any suspension periods should not be considered a “safe harbor”. You are reminded that, whether or not during a window period, no person may trade securities on the basis of material non-public information.
Also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction all persons should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not a person possesses material non-public information, it is advisable that all persons invest in the Corporation’s securities or the securities of any company that has a substantial relationship with the Corporation from the perspective of a long term investor who would like to participate over time in the Corporation’s or such company’s earnings growth.
Controlling Persons.
The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Corporation), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Corporation’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise understand and comply with the requirements set forth in this Policy.
Potential Sanctions.
Liability for Insider Trading and Tipping. Insiders, controlling persons and the Corporation may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have material non-public information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material non-public information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
Possible Disciplinary Actions. Aramark personnel and Board members who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not such person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
Conclusion
We expect all Aramark personnel and Board members to abide by the foregoing trading restrictions and policies. Any violation may result in immediate dismissal and may subject you to both civil and criminal penalties.
In addition, please note that during the course of our commercial relationship with clients, you may obtain material non-public information that could affect the future financial performance of such clients. Please be advised that any trading on the basis of such information may violate the United States securities laws.
Any questions concerning the trading restrictions and policies set forth above should be directed to the persons listed below. You should not try to resolve any uncertainties on your own.
If you have questions, please contact Harold Dichter at 215-238-3506.

Effective Date: November 4, 2024

REQUEST FOR APPROVAL TO TRADE ARAMARK SECURITIES
Type of Security [check all applicable boxes]
    Common stock
    Restricted stock
    Stock Option
    Debt Securities

Number of Shares:

Type of Transaction
    Stock option exercise – Exercise Price $_______/share
Exercise Price paid as follows:
    Broker’s cashless exchange
    cash
    other _____________________
Withholding tax paid as follows:
    Broker’s cashless exchange
    cash
    other _____________________
    Purchase
    Sale
    Gift
    Rule 10b5-1 Plan
Broker Contact Information
    Company Name     ___________________________________________
    Contact Name         ___________________________________________
    Telephone         ___________________________________________
    Fax            ___________________________________________
    Account Number    ___________________________________________

Status (check all applicable boxes and complete blanks)
    Employee – Citizenship ________, Country in which you are based________
    Board Member

I am not currently in possession of any material non-public information relating to Aramark. I hereby certify that the statements made on this form are true and correct. I have also discussed any questions I had with respect to Aramark’s securities trading policy and its applicability to the transactions contemplated hereby with the Legal Department.
Signature ___________________________________
Date:________________________
Print Name ____________________________
Telephone Number Where You May Be Reached ________________________

(office use only)
Request Approved (transaction must be completed within 5 business days after approval)
    Request Denied
    Request Approved with the following modification __________________________
Signature ____________________________________

Date:________________________
        07/08/13 12:09 PM